Exhibit 99.1

Media Contact:

Quiana Pinckney

HD Supply Public Relations

770-852-9057

Quiana.Pinckney@hdsupply.com

HD Supply, Inc. Announces Launch of Proposed Tack-On Offering of Senior Secured Notes

ATLANTA, GA – July 30, 2012 – HD Supply, Inc. (“HD Supply”) today announced that it intends to commence a tack-on offering of an additional $200 million aggregate principal amount of its 8 1/8% Senior Secured First Priority Notes due 2019 (the “Additional Notes”). The Additional Notes will be issued under the indenture pursuant to which HD Supply previously issued $950 million aggregate principal amount of 8 1/8% Senior Secured First Priority Notes due 2019, all of which remains outstanding. There can be no assurance that the proposed offering of Additional Notes will be completed.

HD Supply intends to use the proceeds from the sale of the Additional Notes for general corporate purposes and, pending such allocation, the entire net proceeds will be applied to reduce outstanding borrowings under its revolving ABL facility.

The Additional Notes will be offered in a private offering exempt from the registration requirements of the United States Securities Act of 1933, as amended (the “Securities Act”). The Additional Notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

The Additional Notes will not be and have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release is for informational purposes only and is not an offer to sell or purchase nor the solicitation of an offer to sell or purchase securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any person to whom such an offer, solicitation or sale would be unlawful.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including those factors discussed in our annual report on Form 10-K for the year ended January 29, 2012, filed on March 23, 2012 with the Securities & Exchange Commission (“SEC”), which can be found at the SEC’s website www.sec.gov, each of which is specifically incorporated into this press release. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.